Exhibit 10.3

                                MOU - TERM SHEET
                                     between
                        WASTE TO ENERGY GROUP LLC ("WTE")
                       2102 Business Center Dr., Suite 100
                            Irvine, California 92612
                                       and
                      WASTE TO ENERGY GROUP INC ("WTEINC")
                              4801 Alhambra Circle
                             Coral Gables, FL 33146

1.0  Overview

Waste to Energy Group LLC (WTE) is an engineering firm that has developed a business plan of licensing the latest technologies in the alternative energy sector. WTE is in the process of signing their first contracts in Hawaii, Utah and South Korea, and is desirous of receiving funding to develop the business. If WTE.INC arranges initial financings of at least $2,000,000, then WTE's shareholders have agreed to accept 15,000,000 shares of WTE.INC, a public company quoted for trading on the OTC Bulletin Board market, for their interest in WTE when the formal acquisition agreement for WTE is signed, and WTE shareholders will also receive the option to receive further up to 8,500,000 more shares of WTE.INC based on performance criteria as stated below. Both of these share amounts are stated on a post split basis as described below. After the above mentioned forward share split WTE.INC will have 50,265,000 shares issued and outstanding and 58,765,000 after the issuance of the 8,500,000 shares mentioned above. WTE shareholders would own a total of 23,500,000 shares of WTE.INC, if the 8,500,000 shares are issued, which would be 40.0% of the 58,765,000 shares. WTE.INC has reviewed various business documents of WTE, as provided by Randy Lutz, CEO, and is desirous of arranging the funding for WTE based on the terms below:

This Memorandum of Understanding ("Agreement") sets forth the following terms:

Now, in Consideration of $120,000.00 hereinafter considered paid the parties agree that:

     1.1. WTE.INC has arranged for loans to WTE totaling $120,000. As consideration for making this loan, WTE.INC will have an option to purchase 100% of the shares of WTE as described below.

     1.2. Waste to Energy Group Inc. has applied to do a forward split of its shares on a 25 new for one old basis, after this forward share split there will be 50,265,000 shares issued and outstanding.

     1.3. WTE.INC will issue a minimum of 2,500,000 shares from its treasury on a post split basis, at $0.80 per share by September 15, 2008, for minimum gross proceeds of $2,000,000. WTEGI will lend up to $1,500,000 of these funds to WTE to allow WTE to proceed with its business plan, and WTE.INC will use a maximum of $500,000 in WTE.INC's effort to raise a further $20,000,000 for WTE's projects. If WTE.INC does not arrange the $2,000,000 by September 15, 2008, then WTE.INC can earn a one time extension on the right to acquire WTE by funding $100,000 on
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          September 15 for a thirty day extension. The $100,000 extension payment will be deemed to be a part of the $2,000,000 funding.

     1.4. The shareholders of WTE will receive 15,000,000 shares of WTE.INC on closing and a further 2,600,000 shares of WTE.INC from Treasury when WTE has completed the financings necessary to build two pyrolysis plants and will receive a further 5,900,000 shares from treasury when a formal deal has been signed with individuals in South Korea for the construction of MSW Plant costing at least $200,000,000, including long term feedstock supply contracts to supply the MSW Plant and long term off-take contracts for the products produced.

     1.5. There will be 4,000,000 directors and employee incentive stock options, to be granted to the management, directors and officers of WTE.INC on the closing of the transaction between WTE.INC and WTE, which shall have a five year term at an exercise price of $1.00 per share. The options will vest over 3 years. The initial composition of the Board of Directors will be comprised of 3 directors from the current management team of WTE and two chosen by the current Directors of WTE.INC.

     1.6. First year salaries for management and key employees will be as stated in the pro forma financials that are attached to and form an integral part of this MOU.

     1.7. Over a period not exceeding three months, this MOU will be replaced by a formal shareholder agreement which will be signed by all parties having an equity interest in the corporation whose material terms will not differ from those laid out above.

     1.8. The business plan / Executive Summary attached also forms an integral part of this agreement.


2. Effective Date. This Agreement will become effective as of the date which it is fully executed by the parties.

3. Authority. Each party represents that (i) it has full power and authority to enter into and perform this Agreement, (ii) this Agreement is the valid and binding obligation of such party, enforceable against it in accordance with its terms, and (iii) the performance by such party of its obligations under this Agreement does not violate any law, rule or regulation binding on such party or such party's charter documents.

4. Waivers, Remedies Cumulative, Amendments, etc. No provision of this Agreement may be amended, modified, waived, discharged or terminated, other than by the express written agreement of the parties hereto nor may any breach of any provision of this Agreement be waived or discharged except with the express written consent of the party not in breach.

5. Notices. All notices, requests, demands and other communications required to be given under this Agreement shall be in writing and shall conclusively deemed to have been duly given (a) when hand delivered to the other party,
     (b) the next business day if sent by a generally recognized overnight

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     courier services that provides written acknowledgement by the addressee of receipt, or (c) when received, if sent by facsimile or other generally accepted means of electronic transmission with proof of sender.

                     if to WTE to:

                     Waste to Energy Group, LLC
                     Attention: Randy Lutz
                     2102 Business Center Dr., Suite 100
                     Irvine, California  92612
                     Fax number: (646) 794-2552

                     if to WTE.INC to:

                     Waste to Energy Group Inc.
                     Attention: Maria C. Maz
                     4801 Alhambra Circle
                     Coral Gables, FL 33146
                     Fax number: (786) 347-7706

     or to such other address, or facsimile transmission number as the relevant addressee may hereafter by notice hereunder substitute.

6. Confidentiality. Each party and its respective affiliates shall maintain the confidentiality of all information of a confidential or proprietary nature which it may have or acquire regarding the customers, business, finances, assets or affairs of the parties and its affiliates except for
     (a) any information which is generally available to the public or becomes generally available to the public other than through disclosure in violation of this provision or (b) which is required to be disclosed by applicable law or to enforce the provisions of this Agreement.

     6.1 In recognition of each party's understanding that the other may in the future invite third parties to participate as equity or non-equity investors or other providers of finance in or to such party or its respective affiliates, the parties agree that each may provide to such entities copies of agreements, business plan, financial statements and other financial information provided by WTE to its members, and such other information as would be reasonable in the circumstances for a potential investor to require. Notwithstanding the foregoing, no such information will be provided until a confidentiality agreement for the benefit of the parties and their respective affiliates has been signed by such potential investor.

     6.2 In recognition of the fact that WTE will become a publicly held company, the parties agree that WTE.INC may provide to institutional investors and analysts such information concerning WTE as is conventional to assist such investors in deciding whether to invest or such analysts to prepare their reports; provided, that no information may be disclosed without the prior consent of WTE that would

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          reasonably be expected to cause harm to WTE, including with respect to its competitive position.

7 Termination. Agreement may be terminated at any time by mutual agreement. There is no exclusivity in this Agreement and should either party fail to meet the obligations define in this Agreement, either party may terminate this Agreement.

8 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 8, which shall be the sole and exclusive procedures for the resolution of any such disputes which shall be litigated in a court of law. The parties intend to include substantially similar provisions in the Superseding Documents so that the following provisions will continue to govern dispute resolution with respect to WTE and WTE.INC. The parties intend that these provisions shall be valid, binding, enforceable and irrevocable and shall survive any termination of this Agreement or the Superseding Agreements.

     8.1 The parties shall promptly notify each other in writing of any dispute arising out of or relating to this Agreement. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

     8.2 If any such dispute remains unresolved within 30 days of original notice thereof, each party shall refer the dispute to a more senior executive of such party who has authority to settle the dispute and who shall likewise meet with the other to attempt to resolve the dispute.

     8.3 Any controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, which remains unresolved 45 days after original notice thereof shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce; provided, however, that if either party will not participate in a non-binding procedure described above, the other may initiate binding arbitration before expiration of the above period. The tribunal shall consist of a sole arbitrator appointed jointly by the parties. In the case of the parties failing to choose a sole arbitrator, the tribunal shall consist of three arbitrators, two of whom shall be appointed by the respective parties and the third of whom shall be appointed jointly by the first two. Each arbitrator shall be knowledgeable in matters similar to those involved in the business of WTE. The place of arbitration shall be Los Angeles, California, or such other location as the parties may agree. The language of the arbitration shall be English. Each arbitrator shall be independent and unrelated to any of the parties.

     8.4 Except as expressly provided below, the arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. The arbitrator shall have the authority to include, as an item of damages, the costs of arbitration, including legal fees and expenses, incurred by the prevailing party

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          and to apportion such costs among the parties on a claim by claim basis as such party prevails thereon. For purposes of the foregoing, the "prevailing party" shall mean the party whose final settlement offer (or other position or monetary claim) prior to the start of arbitration is closest to the judgment awarded by the arbitrator, regardless of whether such judgment is entered into in favor of or against such party.

     8.5 All negotiations pursuant to Sections 8.1, 8.2 and 8.3 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

     8.6 Each party agrees that service by registered or certified mail, return receipt requested, delivered to such party at the address provided in
          Section 5 (Notices), will be deemed in every respect effective service of process upon such person for all purposes of these provisions relating to arbitration. Subject to Section 8, each party irrevocably submits to the jurisdiction of the courts of the State of California and with respect to all matters governed by the laws of the State of California, regardless of where any alleged breach or other action, omission, fact or occurrence giving rise thereto occurred. Each party hereby irrevocably waives any claim that any action or proceeding brought in California in accordance herewith has been brought in any inconvenient forum.

     8.7 The parties will negotiate in good faith and agree on such further or modified arbitration provisions as are reasonably necessary for awards and other judgments resulting from the provisions set forth above to be recognized and enforceable in the respective jurisdictions.


Signed this 3rd day of August 2008.

WASTE TO ENERGY GROUP LLC                   WASTE TO ENERGY GROUP INC.



/s/ L. Randall Lutz                         /s/ Maria C. Maz
---------------------------                 --------------------------
L. Randall Lutz, CEO                        Maria C. Maz, President

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